Exhibit 10.5
COINSURANCE AGREEMENT
Effective as of January 1, 2000,
between
SAFECO LIFE INSURANCE COMPANY
of
Redmond, Washington,
referred to in this Agreement as “SAFECO,” and
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
of
Fort Wayne, Indiana,
referred to in this Agreement as “Lincoln.”

	Inspected By	EIG

	Date	8/24/2001

	Doc	000026sl.agm

RECONCILED	CCN/Agmt. No.	2098 / 12

TABLE OF CONTENTS

Reinsurance Coverage	1
Automatic Reinsurance	1
Facultative Reinsurance	2
Continuations	3
Terms of Reinsurance	4
Payments by SAFECO	5
Payments by Lincoln	5
Reinsurance Administration	6
Reserve Information	6
Settlement of Claims	6
Reinstatements and Restorations	8
Reductions in Insurance	8
Increases in Policy Face Amounts	8
Changes in Retention	9
Assignment of Reinsurance	10
Material Changes	11
Errors	11
Audits of Records and Procedures	11
Arbitration	11
Insolvency of SAFECO	12
Offset	13
Parties-to the Agreement	13
Commencement and Termination	13
Entire Agreement	13
Deferred Acquisition Cost Tax Election	14
Definitions	14
Execution	16

LIFE BENEFITS SCHEDULE	18
ADMINISTRATION SCHEDULE	20
PREMIUM AND ALLOWANCE SCHEDULE	23
ARBITRATION SCHEDULE	26
WAIVER OF PREMIUM BENEFIT ADDENDUM	28
ACCIDENTAL DEATH BENEFIT ADDENDUM	3l
ACCELERATED BENEFITS RIDER ADDENDUM	34
GUARANTEED PURCHASE OPTION ADDENDUM	36

Reinsurance Coverage
A.	SAFECO agrees to cede, and Lincoln agrees to accept, reinsurance of the Policies specified in the Life Benefits schedule. (The term “Policies” and certain other terms used in this Agreement are defined in the “Definitions” article.)

B.	A Policy’s death benefit and associated lapse and investment risks are reinsured. Supplemental benefits are reinsured if and as specified in applicable Addenda.

C.	SAFECO agrees to either
(1)	cede reinsurance of a Policy to Lincoln as Automatic Reinsurance;

2)	submit the Policy to Lincoln for consideration as Facultative Reinsurance; or

(3)	cede reinsurance of a Policy as a Continuation.
Automatic Reinsurance
A.	SAFECO agrees to cede the Reinsurance Amount of a Policy as Automatic Reinsurance if the following conditions are met:
(1)	It retains its Retention on the insured life when the Policy is issued;

(2)	It underwrites and issues the Policy in accordance with its underwriting rules and practices previously disclosed to Lincoln;

(3)	The sum of (a) and (b) does not exceed the sum of its Retention and the Automatic Limit, where
(a)	equals the amount of individual life insurance issued by SAFECO then in force on the insured life, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount of such Policies; and

(b)	equals the amount of life insurance currently being applied for from SAFECO, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount;
(4)	The sum of (a) and (b) does not exceed the Participation Limit, where
(a)	equals the amount of individual life insurance then in force on the insured life in all companies, or in the case of individual life insurance with increasing death benefits, the Ultimate Amount of such Policies; and

(b)	equals the amount currently applied for on the insured life from all companies, or in the case of individual life insurance with increasing death benefits, the Ultimate Amounts;
(5)	It has not submitted a facultative application to Lincoln or any other insurance or reinsurance company for reinsurance of the current application; and

(6)	The Policy is not a Continuation.
B.	Policies issued pursuant to any special underwriting program adopted by SAFECO may be ceded as Automatic Reinsurance only with Lincoln’s consent to reinsure such Policies.

C.	A Policy shall not be ceded as Automatic Reinsurance if the Reinsurance Amount of the Policy is less than the minimum cession amount specified in the Administration Schedule.
Facultative Reinsurance
A.	SAFECO may submit Policies not satisfying the conditions for Automatic Reinsurance, and Policies which it does not wish to cede as Automatic Reinsurance, for consideration by Lincoln as Facultative Reinsurance. SAFECO may also submit for consideration as Facultative Reinsurance any individual life insurance issued on a Policy form that is not specified in the Life Benefits Schedule provided reinsurance terms and conditions are established and agreed upon by means of the Facultative Reinsurance application process.

B.	An application for Facultative Reinsurance shall be made in the manner set forth in the Administration Schedule. Copies of all information that SAFECO has pertaining to the insurability of the proposed insured, including written summaries of any such information that cannot be copied, shall accompany the application.

C.	Upon receipt of an application, Lincoln agrees to promptly examine the underwriting information and communicate
(1)	an offer to reinsure the Policy as applied for;

(2)	an offer to reinsure the Policy other than as applied for;

(3)	an offer to reinsure the Policy subject to the satisfaction of additional underwriting requirements;

(4)	a request for additional underwriting information; or

(5)	its unwillingness to make an offer to reinsure the Policy.
D.	To accept an offer to reinsure made by Lincoln, SAFECO agrees to
(1)	satisfy any conditions stated in the offer to reinsure; and

(2)	follow the procedure for placing reinsurance into effect as specified in the Administration Schedule.
E.	SAFECO agrees to immediately inform Lincoln of any additional information pertaining to the insurability of a proposed insured that is brought to SAFECO’S attention before the completion of the procedures for accepting Lincoln’s offer to reinsure. Upon its receipt of such information, Lincoln may withdraw or modify its earlier offer to reinsure.

F.	The terms of an offer to reinsure shall supercede the terms of this Agreement to the extent of any conflicts between the two. Otherwise, reinsurance of a Policy ceded as Facultative Reinsurance shall be in accordance with the terms of this Agreement.
Continuations
A.	If SAFECO issues a Continuation of a Policy within its normal continuation rules and practices, reinsurance of such a Policy shall terminate effective as of the date of the continuation (conversion or exchange). If SAFECO initiates any special program that encourages or rewards its policyholders for such a continuation, reinsurance shall continue
(1)	under the reinsurance agreement between SAFECO and Lincoln which provides reinsurance of the Policy form of the Continuation; or

(2)	under this Agreement if there is no such agreement.
B.	A Policy which is a Continuation of a Policy that was not previously reinsured with Lincoln may only be reinsured under this Agreement with the written consent of Lincoln and the original reinsure.

C.	If the original Policy was ceded to Lincoln as Facultative Reinsurance and SAFECO approves an increase in the face amount of the Continuation based upon receipt of any new information pertaining to the insurability of the proposed insured in connection with an application for the Continuation, SAFECO agrees to submit the Continuation to Lincoln for consideration as Facultative Reinsurance. In such case, Lincoln shall only be bound to reinsure the Continuation in accordance with its offer to reinsure the Continuation.

D.	Reinsurance at issue of the Continuation shall equal the lesser of
(1)	the Reinsurance Amount of the Continuation; and

(2)	the Reinsurance Amount of the original Policy immediately prior to the issuance of the Continuation.
E.	Premiums payable for reinsurance of a Continuation shall be calculated using the rate schedule applicable to the Policy form of the Continuation as specified in the Premium and Allowance Schedule. If there is no rate schedule applicable to the Policy form of the Continuation, reinsurance premiums shall be payable using the rate schedule applicable to the original Policy.

F.	If the Continuation results in a change in the life status of the insured from a single-insured plan to a joint-or multiple-insured plan, Lincoln must consent to the Continuation.
Terms of Reinsurance
A.	The plan of reinsurance shall be coinsurance of the Reinsurance Amount. Reinsurance shall follow the forms of the Policies, including but not limited to the premium structure of the Policies.

B.	Reinsurance of a Policy shall commence on the Policy date, except
(1)	in the case of Facultative Reinsurance, reinsurance shall commence on the Policy date only if Lincoln’s offer to reinsure is the best offer of reinsurance received by SAFECO as determined by SAFECO’S published reinsurance placement rules in effect as of such date; and

(2)	if a premium receipt is issued by SAFECO in connection with an application for the Policy, reinsurance shall commence prior to the Policy date only if and as specified in the Premium Receipt Addendum.
C.	SAFECO agrees not to use Lincoln’s name in connection with the sale of the Policies.

D.	In no event shall reinsurance under this Agreement be in force with respect to a Policy unless the issuance and delivery of the Policy is in compliance with the laws of all applicable jurisdictions and SAFECO’S corporate charter.

E.	SAFECO agrees to maintain reinsurance of a Policy in force in accordance with the terms of this Agreement for as long as its Policy remains in force.
Payments by SAFECO
A.	SAFECO agrees to pay Lincoln premiums for reinsurance of a Policy equal to the Proportionate Share times the gross premium charged the policyholder by SAFECO.

B.	The Premium and Allowance Schedule specifies other monetary amounts which SAFECO agrees to take into account when calculating the amount due Lincoln.

C.	Reinsurance premiums shall be due and payable as specified in the Administration Schedule.

D.	The payment of reinsurance premiums is a condition precedent to the liability of Lincoln under this Agreement. If reinsurance premiums are not paid when due, Lincoln may give SAFECO thirty (30) days written notice of its intent to terminate because of SAFECO’S failure to pay reinsurance premiums. Reinsurance of all Policies having reinsurance premium in arrears shall terminate as of the date to which reinsurance premiums had previously been paid unless all premiums in arrears are paid before the end of the thirty (30) day notice period. If reinsurance on any Policy terminates because of SAFECO’S failure to pay reinsurance premium, reinsurance of Policies with premiums subsequently becoming due shall automatically terminate as of the date on which new reinsurance premiums become due.

E.	Lincoln’s guaranteed premiums follow the guarantee of the underlying Policy. The allowances are guaranteed for the premiums as set forth in the Premium and Allowance Schedule.
Payments by Lincoln
A.	Lincoln agrees to pay SAFECO the Reinsurance Amount of any claim paid by SAFECO pursuant to a Policy in accordance with the “Settlement of Claims” article.

B.	Lincoln agrees to pay the Proportionate Share of any expenses incurred in connection with Policy claims except as set forth in the “Settlement of Claims” article.

C.	The Premium and Allowance Schedule specifies other monetary amounts that Lincoln agrees to pay SAFECO pursuant to this Agreement.
Reinsurance Administration
The methods for placing reinsurance into effect, for paying reinsurance premiums, and for notifying Lincoln of Policy lapses, reinstatements, reductions, Continuations, increases in the Reinsurance Amount and of other changes affecting reinsurance are specified in the Administration Schedule.
Reserve Information
A.	Lincoln and SAFECO each acknowledge that some or all of the products reinsured under this Agreement are subject to the NAIC Valuation of Life Insurance Policies Model Regulation #830 (“Regulation”).

B.	Annually, as requested by Lincoln, SAFECO agrees to provide Lincoln with sufficient information that Lincoln’s valuation actuary can opine that the X-factors used in calculating the reserves on the affected products meet the requirements of Section 5 Subsection B(3) of the Regulation:
Settlement of claims
A.	SAFECO agrees to give Lincoln prompt written notice of its receipt of any claim on a Policy and to keep Lincoln in formed of any legal proceedings or settlement negotiations in connection with a claim. Copies of written materials relating to such claim, legal proceedings or negotiation shall be furnished to Lincoln upon request.

B.	SAFECO agrees to act in accord with its standard practices applicable to all claims in enforcing the terms and conditions of the Policies and with respect to the administration, negotiation, payment, denial or settlement of any claim or legal proceeding.

C.	Lincoln agrees to accept the good faith decision of SAFECO in payment of settlement of any claim for which Lincoln has received the required notice. Lincoln agrees to pay SAFECO the Reinsurance Amount on which reinsurance premiums have been computed upon receiving proper evidence that SAFECO has paid a Policy claim.

Payment of the Reinsurance Amount on account of death shall be made in one (1) lump sum.

D.	Lincoln’s liability shall include indemnification of the Proportionate Share of any expenses incurred by SAFECO in defending or investigating a Policy claim except for
(1)	salaries of employees or other internal expenses of SAFECO;

(2)	routine investigative or administrative expenses;

(3)	expenses incurred in connection with a dispute arising out of conflicting claims of entitlement to proceeds of a Policy which SAFECO admits are payable;

(4)	any gratuitous payments made by SAFECO; and

(5)	any punitive damages awarded against SAFECO, and expenses incurred in connection with such damages, which are based on the acts or omissions of SAFECO or its agents.
E.	Lincoln agrees to hold SAFECO harmless from certain expenses and liabilities that result from Lincoln’s own acts or omissions as provided in this paragraph. For this purpose, Lincoln agrees to indemnify SAFECO for Lincoln’s equitable share of those punitive and exemplary damages awarded against SAFECO, and expenses incurred in connection with a claim for such damages, if
(1)	Lincoln actively participated in the acts or omissions, including the decision to deny a claim for Policy benefits; and

(2)	those acts or omissions serve as a material basis for the punitive or exemplary damages.
Lincoln’s equitable share shall be determined by an assessment of Lincoln’s participation in the particular case.

F.	If SAFECO should contest or compromise any claim and the amount of SAFECO’S liability is thereby reduced, Lincoln’s liability shall be reduced by the Proportionate Share of the reduction.

G.	If SAFECO should recover monies from any third party in connection with or arising out of any Policy, SAFECO agrees to pay Lincoln the Proportionate Share of the recovery.

H.	If the amount of insurance provided by a Policy is increased or reduced because of a misstatement of age or sex, Lincoln’s liability shall be increased or reduced by the Proportionate Share of the amount of the increase or reduction.

I.	If SAFECO pays interest on a claim, Lincoln agrees to pay the interest on the Reinsurance Amount computed at the same rate and for the same period as that paid by SAFECO, but in no event later than the date the claim is finally adjudicated by SAFECO.

J.	If SAFECO is required to pay penalties and interest imposed automatically by statute, Lincoln shall indemnify SAFECO for the Proportionate Share of such penalties and interest.
Reinstatements and Restorations
A.	If SAFECO reinstates a lapsed Policy in accordance with the terms of the Policy and SAFECO’S underwriting rules and practices, Lincoln agrees to automatically reinstate reinsurance of the Policy unless Lincoln’s offer to reinsure the Policy specifies that reinsurance of the Policy may only be reinstated as Facultative Reinsurance.

B.	If SAFECO reinstates or restores a Policy pursuant to any state law or regulations that require such reinstatements or restorations of the Policy following a “free look” period of a proposed replacement policy that is rejected by the insured, Lincoln agrees to restore reinsurance of the Policy under its original terms and conditions as set forth herein: SAFECO shall follow its reinstatement procedures and rules to the extent that such procedures and rules do not conflict with the applicable state law or regulations requiring reinstatement or restoration. All of the foregoing shall apply to Automatic Reinsurance or Facultative Reinsurance, as applicable.

C.	If SAFECO collects premiums in arrears from the policy holder of a reinstated or restored Policy, it agrees to pay Lincoln a Proportionate Share of all premiums charged the policyholder in connection with the reinstatement, together with Lincoln’s Proportionate Share of any interest received by SAFECO in connection with the reinstatement or restoration.
Reductions in Insurance
If individual life insurance on a life reinsured under this Agreement terminates, the Reinsurance Amount shall be reduced as specified in the Administration Schedule.
Increases in Policy Face Amounts
A.	If the Policy face amount on a Policy increases and the increase is subject to SAFECO’S underwriting approval, the Reinsurance Amount of the Policy shall only increase if the conditions of either the “Automatic Reinsurance” or “Facultative Reinsurance” articles are satisfied.
B.	If the Policy face amount on a Policy increases causing the Reinsurance Amount to exceed the Reinsurance Amount at issue of the Policy, and the increase is not subject to SAFECO’S underwriting approval, Lincoln agrees to accept a portion of such increases only if and as specified in the Increasing Policy Addendum.
Changes in Retention
A.	If SAFECO increases its Retention on hew Policies, it agrees to notify Lincoln in writing within sixty (60) days of such increase. The notice shall specify the new Retention and the effective date thereof.

B.	Whenever SAFECO increases its Retention on new Policies, it agrees to also indicate in its notice whether it wishes to
(1)	continue its previous Retention on in force Policies; or

(2)	increase its Retention on in force Policies and recapture reinsurance.
If SAFECO elects (2), SAFECO’S new Retention on an in force Policy shall be calculated using the insured’s age, mortality class, Policy form and country of residence at issue of the Policy.
C.	If SAFECO elects to increase its Retention on in force Policies pursuant to paragraph B, its new Retention for such Policies shall become effective on the later of
(1)	the reinsurance renewal date of the Policy first following the effective date of its new Retention for new Policies; and

(2)	the Policy anniversary date specified in the Administration Schedule.
If SAFECO fails to initiate recapture of reinsurance within one hundred and eighty days (180) of when the first of its Policies becomes eligible for recapture, its election to recapture reinsurance, as of the date of the Retention change, shall be considered waived. This does not preclude SAFECO from increasing its Retention on existing reinsurance at a later date.
D.	If SAFECO elects to recapture a Policy before the end of the Policy’s level term period, subject to the Policy anniversary date specified in the Administration Schedule, SAFECO recognizes and agrees that no reserves on such a Policy shall be released to SAFECO at the time of such recapture.

E.	If an in force Policy is subject to a waiver of premium claim on the date the Policy qualifies for a new Retention, the new Retention shall nonetheless become effective on such date for purposes of life reinsurance.

F.	SAFECO may only elect to increase its Retention on in force Policies if
	(1)	it maintained a Retention greater than zero dollars ($0) at the time the Policy was issued and retained its Retention at such time;

	(2)	it increases its Retention on all eligible in force Policies; and

	(3)	it retains the insurance recaptured from Lincoln at its own risk without benefit of any proportional or nonproportional reinsurance other than catastrophe accident reinsurance.

G.		Notwithstanding the preceding,

	(1)	the recapture of the Reinsurance Amount shall be limited to Lincoln’s portion of all reinsurance ceded by SAFECO of the Policy; and

	(2)	if SAFECO gives notice of its intent to increase its Retention on in force Policies within five (5) years following a merger with another insurance company or the date it accepts the Policies by means of an assignment, the new Retention applicable to such Policies shall be limited to one hundred fifty percent (150%) of the original reinsured’s pre-merger or pre- assignment Retention.

H.		For purposes of this article, Continuations shall be considered issued on the issue date of the original Policy.
Assignment of Reinsurance
If SAFECO sells, assumption reinsures or otherwise transfers the Policies to another insurer, it agrees to require that the other insurer assumes all rights and obligations of SAFECO under this Agreement. Lincoln may object to any such transfer that would result in a material adverse economic impact to Lincoln. If Lincoln so objects, SAFECO and Lincoln agree to mutually calculate a termination charge that shall be paid by SAFECO to Lincoln upon the transfer, and this Agreement shall be terminated with respect to all Policies transferred by SAFECO.

Material Changes
A. SAFECO agrees to notify Lincoln in writing of any anticipated Material Change in any terms or conditions of the Policies, including but not limited to SAFECO’S direct Policy premium rates, in SAFECO’S underwriting rules and practices applicable to the Policies or in SAFECO’S claims practices and procedures.
B. In the event of a Material Change to the Policies, to SAFECO’S underwriting rules and practices or to its claims practices and procedures, Lincoln may at its option
(1)	continue to reinsure the Policies under current terms;

(2)	reinsure Policies under modified terms to reflect the Material Change; or

(3)	consider future Policies as issued in a Policy form which is not reinsured under this Agreement.
Errors
A.	Any Error by either SAFECO or Lincoln in the administration of reinsurance under this Agreement shall be corrected by restoring both SAFECO and Lincoln to the positions they would have occupied had no Error occurred. Any monetary adjustments made between SAFECO and Lincoln to correct an Error shall be without interest.

B.	When a party claims that an Error should be corrected pursuant to paragraph A, that party agrees to investigate whether other instances of the Error have also occurred and agrees to report its findings to the other party.
Audits of Records and Procedures
A.	Lincoln or SAFECO may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. The party being audited agrees to cooperate in the audit, including providing any information requested by the other in advance of the audit.

B.	Upon request, SAFECO agrees to furnish Lincoln with copies of any underwriting information in SAFECO’S files pertaining to a Policy.
Arbitration
A.	If SAFECO and Lincoln cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute shall be decided through arbitration as specified in the Arbitration Schedule. The arbitrators shall base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of applicable law. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrators’ decision to judgement.

B.	The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.), including any amendments to that Act which are subsequently adopted. If either party refuses to submit to arbitration as required by paragraph A, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.
Insolvency of SAFECO
A.	In the event of the insolvency of SAFECO and the appointment of a conservator, liquidator or statutory successor of SAFECO, reinsurance shall be payable to such conservator, liquidator or statutory successor on the basis of claims allowed against SAFECO by any court of competent jurisdiction or by the conservator, liquidator or statutory successor of SAFECO without diminution because of the insolvency of SAFECO or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

B.	In the event of the insolvency of SAFECO, the conservator, liquidator or other statutory successor of SAFECO agrees to give Lincoln written notice of the pendency of a claim on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, Lincoln may investigate the claim and interpose in the proceeding where such claim is to be adjudicated in the name of SAFECO (its conservator, liquidator or statutory successor), but at its own expense, any defense or defenses which Lincoln may deem available to SAFECO or its conservator, liquidator or statutory successor.

C.	A percentage of the expense thus incurred by Lincoln shall be charged, subject to court approval, against SAFECO as part of the expense of liquidation.

Offset
Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either SAFECO or Lincoln with respect to this Agreement or any other agreement between the parties, shall be offset and only the balance allowed or paid. If either SAFECO or Lincoln is then under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.
Parties to the Agreement
This is an Agreement for indemnity reinsurance solely between SAFECO and Lincoln. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatever between Lincoln and an insured, policyholder, beneficiary or any other party to or under any Policy.
Commencement and Termination
A.	This Agreement shall be effective as of the date set forth on the cover page, except that SAFECO may issue a Policy dated as much as six (6) months prior to the Effective Date in order to save age of the applicant.

B.	Either SAFECO or Lincoln may terminate this Agreement for new reinsurance by giving ninety (90) days, written notice to the other party. In such case, SAFECO agrees to continue to cede, and Lincoln agrees to continue to accept, reinsurance in accordance with this Agreement of Policies issued prior to the expiration of the ninety (90) day period. All reinsurance which has been placed in effect prior to such date shall remain in effect in accordance with the terms of this Agreement, until the earlier of
(1)	the termination or expiration of the Policy; and

(2)	the termination of this Agreement pursuant to paragraph C below.
C.	Lincoln may terminate all reinsurance under this Agreement in accordance with paragraph D of the “Payments by SAFECO” article if SAFECO fails to pay reinsurance premiums when due.
Entire Agreement
A.	This Agreement represents the entire agreement between SAFECO and Lincoln and supercedes any prior oral or written agreements between the parties regarding its subject matter.

B.	No modification of this Agreement shall be effective unless set forth in a written amendment executed by both parties.

C.	A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver in any future circumstance.
Deferred Acquisition Cost Tax Election
A.	Lincoln and SAFECO each acknowledge that it is subject to taxation under Subchapter “L” of the Internal Revenue Code of 1986 (the “Code”).

B.	With respect to this Agreement, Lincoln and SAFECO agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, whereby:
(1)	Each party agrees to attach a schedule to its federal income tax return which identifies this Agreement for which the joint election under the Regulation has been made;

(2)	The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, agrees to capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l);

(3)	Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency; and

(4)	This election shall be effective for the year that this Agreement was entered into and for all subsequent years that this Agreement remains in effect.
Definitions
A.	Automatic Limit — the amount specified in the Life Benefits Schedule used to calculate the maximum Reinsurance Face Amount that may be ceded as Automatic Reinsurance.

B.	Automatic Reinsurance— reinsurance satisfying certain conditions relating to the reinsurance as specified in the Agreement that is ceded to Lincoln without obtaining a specific offer to reinsure from Lincoln.

C.	Continuation — a new Policy replacing a Policy or a change in an existing Policy issued or made either

(1)	in compliance with the terms of the Policy; or

(2)	without
(a)	the same new underwriting information SAFECO would obtain in the absence of the Policy;

(b)	a suicide exclusion or contestable period as long as those contained in other new issues of Policies; or

(c)	the payment of the same commissions in the first year that SAFECO would have paid in the absence of the original Policy.
D.	Effective Date — the date specified on the cover page on which this Agreement becomes binding on SAFECO and Lincoln.

E.	Error— any isolated deviation from the terms of this Agreement resulting from the act or omission of an employee of either SAFECO or Lincoln whose principal function relates to the administration of reinsurance, whether such deviation results from inadvertence or a mistake in judgment. “Error” shall not include any failure to comply with the terms of an offer of Facultative Reinsurance or any negligent or deliberate deviation from the terms of this Agreement.

F.	Facultative Reinsurance — reinsurance which is ceded to Lincoln only after SAFECO has obtained and accepted a specific offer to reinsure made by Lincoln. Such reinsurance may be ceded to Lincoln only upon the terms specified by Lincoln in its offer to reinsure and other terms of this Agreement which do not conflict with the specific offer to reinsure.

G.	Material Change — a change that a prudent insurance or reinsurance executive would consider as likely to impact upon a party’s financial experience under this Agreement.

H.	Participation Limit — the amount specified in the Life Benefits Schedule used as a condition for ceding Automatic Reinsurance.

I.	Policy(ies) — an individual life insurance contract issued by SAFECO on any of the Policy forms specified in the Life Benefits Schedule. A “Policy” shall include any attached riders and endorsements specified in the Life Benefits Schedule or any Addendum to this Agreement.

J.	Proportionate Share — the Reinsurance Amount divided by the death benefit as of the date of issue or as of the date of a subsequent change to the Policy that affects the Reinsurance Amount.

K.	Reinsurance Amount — the Policy death benefit at issue less the Retention on the Policy times the percentage of Automatic Reinsurance ceded to Lincoln as specified in the Life Benefits Schedule. For Facultative Reinsurance, the “Reinsurance Amount” is that amount of the Policy death benefit at issue for which SAFECO accepts Lincoln’s offer to reinsure.

L.	Retention — the amount specified in the Life Benefits Schedule that is held by SAFECO at its own risk on a life without the benefit of proportional reinsurance. In calculating the Retention, the sum retained by SAFECO on the life and in force as of the date of issue of the Policy shall be taken into account.

M.	Ultimate Amount — the projected maximum Policy face amount that a Policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the Policy form.
Execution
SAFECO and Lincoln, by their respective officers, executed this Agreement in duplicate on the dates shown below. As of the Effective Date, this Agreement consists of
•	this Coinsurance Agreement numbered 12;

•	a Life Benefits Schedule;

•	an Administration Schedule;

•	a Premium and Allowance Schedule;

•	an Arbitration Schedule;

•	a Waiver of Premium Addendum;

•	an Accidental Death Benefit Addendum;

•	an Accelerated Benefits Rider Addendum; and

•	a Guaranteed Purchase Option Addendum.

SAFECO LIFE INSURANCE COMPANY

Signed at Redmond, WA

By	/s/

Title

Date 8/30/01

By	/s/

Title Actuary

Date 8/31/01

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
Signed at FortWayne, Indiana

By	/s/
Date 8/27/01

By	/s/
Assistant Secretary

Date August 24, 2001